IMPORTANT PROXY MATERIALS ARE ON THE WAY RIGHT NOW!
Dear Investment Professional:
On July 16, 1997, there will be a special meeting of shareholders of the following Fidelity Advisor Funds:
(solid bullet) Equity Growth Fund (Class A, Class T, Class B, and Institutional Class)
(solid bullet) Mid Cap Fund (Class A, Class T, Class B, and Institutional
Class)
(solid bullet) Large Cap Fund  (Class A, Class T, Class B, and
Institutional Class)
(solid bullet) TechnoQuant Growth Fund (Class A, Class T, Class B, and Institutional Class)
(solid bullet) Growth & Income Fund (Class A, Class T, Class B, and Institutional Class)
The enclosed Proxy Statement details the proposals pertaining to these funds. A copy of each shareholder letter being mailed to clients who hold shares in these funds is also included.
We have also enclosed a Q&A to assist you in understanding most of the proposals that will require voting. If you have any questions about this proxy after reading the letter, Proxy Statement, and Q&A, please call Fidelity at 800-522-7297 if you are a broker-dealer representative, or at 800-843-3001 if you are a bank representative.
We appreciate your support, and look forward to serving you in any way we can.
Sincerely,
Edward C. Johnson 3d
Chairman and Chief Executive Officer
This letter is intended for investment professional use only, and may not be reproduced or shown to the public in oral or written form as sales material.

Q&A   IMPORTANT INFORMATION TO HELP
      YOU UNDERSTAND THE PROPOSALS
      THAT YOU ARE BEING ASKED TO
      VOTE ON.

PLEASE READ THE FULL TEXT OF THE ENCLOSED PROXY STATEMENT. BELOW IS A BRIEF OVERVIEW OF THE MATTERS TO BE VOTED UPON. YOUR VOTE IS IMPORTANT.
IF YOU HAVE ANY QUESTIONS REGARDING THE PROPOSALS PLEASE CALL CLIENT SERVICES AT 800-522-7297. WE APPRECIATE YOU PLACING YOUR TRUST IN THE FIDELITY ADVISOR FUNDS AND LOOK FORWARD TO HELPING YOU ACHIEVE YOUR FINANCIAL GOALS.
Q. WHAT ARE THE BENEFITS OF THE DOLLAR-BASED VOTING RIGHTS PROPOSAL TO SHAREHOLDERS?
A. The proposed amendment would provide a more equitable distribution of voting rights for certain votes than the one-share, one-vote system currently in effect. The voting power of each shareholder would be measured by the value of the shareholder's dollar investment rather than by the number of shares held.
Q. WHY IS EQUITY GROWTH FUND ADOPTING AN INVESTMENT POLICY TO PERMIT THE FUND TO INVEST ALL OF ITS ASSETS IN ANOTHER OPEN-END INVESTMENT COMPANY WITH SIMILAR INVESTMENT OBJECTIVES AND POLICIES?
A. This proposal will allow Equity Growth Fund to implement a "master-feeder" fund structure that allows "feeder" funds to invest all of their assets in a single "master" fund. The purpose of this structure is to achieve operational efficiencies by consolidating portfolio management while maintaining different distribution and servicing structures. While neither FMR nor the Board of Trustees has determined that the fund should invest in a "master fund", the Board of Trustees believe it could be in the best interest of the fund to adopt such a structure at a future date.
Q. WHY IS EQUITY GROWTH FUND PROPOSING TO ADOPT AN AMENDED MANAGEMENT
CONTRACT?
A. The amended contract would modify the management fee that FMR receives by reducing the individual fund fee rate and by providing for lower fees when FMR's assets under manage-
 ment exceed certain levels (Group Fee Rate). The amended contract will result in a manage-
 ment fee that is lower than the fee payable under the Present Management Contract. The
 Board of Trustees believes that the existing management fee structure is fair and reasonable and that the proposed modifications to the management fee are in the best interests of the fund's shareholders.
Q. WHY IS EQUITY GROWTH FUND PROPOSING TO AMEND THE SUB-ADVISORY AGREEMENTS WITH FMR FAR EAST AND FMR U.K.?
A. The proposal will permit FMR not only to receive investment advice and research services but also to grant FMR Far East and FMR U.K. investment management authority. The Board of Trustees believes that FMR will have increased flexibility in portfolio manager assign-
 ments and will give the fund access to managers located abroad who may have more special-
 ized expertise with respect to local companies and markets. The Proposed Agreement will not affect fees paid by the fund to FMR.
Q. WHY IS EQUITY GROWTH FUND PROPOSING TO AMEND ITS DISTRIBUTION AND SERVICE PLAN ON CLASS T SHARES?
A. The amended Class T Distribution and Service Plan would be identical to the current plan, with the exception of calculating the daily net assets of the fund. Under the current plan, for purposes of calculating the distribution fee, net assets exclude assets attributable to shares purchased more than 144 months prior to the date on which the daily net assets are calculated. The new plan will no longer exclude shares held more than 144 months when calculating the distribution fee. When the 144-month limitation was introduced in the 1980s, expense limitations were limited to front-end sales charges only. The 144-month limitation was intended by FMR to result in a limit on total distribution charges (front-end sales charges plus 12b-1 fees) comparable to the front-end sales charge limit then imposed by the NASD. During 1993, however, the NASD established a combined limit on mutual fund sales charges AND distribution expenses. The NASD rule has become the industry standard for restricting distribution charges.
Q. WILL THE AMENDMENTS TO CHANGE EACH OF EQUITY GROWTH FUND, MID CAP FUND, AND LARGE CAP FUND'S FUNDAMENTAL INVESTMENT LIMITATIONS CONCERNING DIVERSIFICATION AFFECT MY FUND'S INVESTMENT OBJECTIVE?
A. No. The Board of Trustees believes that these proposals are in the best interest of each fund's shareholders, and will not affect each fund's investment philosophy. Proposal #12 will give
 Equity Growth Fund greater flexibility by permitting it to acquire larger positions in the securities of individual issuers. Proposal #13 will allow Equity Growth Fund, Mid Cap Fund, and Large Cap Fund to invest without limit in the securities of other investment companies.
Q. WILL THE AMENDMENT TO REPLACE EQUITY GROWTH FUND'S FUNDAMENTAL NAME TEST POLICY WITH A NON-FUNDAMENTAL POLICY BASED ON TOTAL ASSETS AFFECT MY FUND'S INVESTMENT OBJECTIVE?
A. The primary purpose of the proposal is to adopt a non-fundamental policy based on total assets rather than "assets" under the current policy which is construed to mean net assets. Because the fund's total assets are equal to or greater than its net assets, the proposed change to a "total assets" name policy will generally result in an increase in the minimum portion of the fund's assets required to be invested in common and preferred stock in order to satisfy the name test. Because under normal circumstances the fund invests more of its assets in common and preferred stock than is required under either the existing or proposed name test, this change is not anticipated to have a material impact on the way the fund is managed.
Q. WHY IS EQUITY GROWTH FUND PROPOSING TO ELIMINATE THE FUND'S
 FUNDAMENTAL INVESTMENT POLICY RELATING TO PERMISSIBLE
 REPURCHASE AGREEMENT COUNTERPARTIES?
A. The purpose of the proposal is to eliminate Equity Growth's fundamental policy limiting those parties with whom it will enter into repurchase agreements. Elimination of the funda-
 mental policy will allow the fund greater flexibility when engaging in repurchase agreements.
 The Board of Trustees believes that this proposal will benefit the fund.
Q. WHY IS EQUITY GROWTH FUND PROPOSING TO AMEND THE FUND'S
 FUNDAMENTAL INVESTMENT LIMITATION CONCERNING REAL ESTATE?
A. The purpose of this proposal is to clarify the types of securities in which the fund is autho-
 rized to invest and to conform the fund's fundamental real estate limitation to a limitation that is expected to become standard for all funds managed by FMR. Although the fund does not expect to acquire real estate, the proposed limitation would clarify the circumstances by which the fund can acquire real estate. Adoption of the proposed limitation concerning real estate is not expected to significantly affect the way in which the fund is managed, the invest-
 ment performance of the fund, or the securities in which the fund invests.

Q. WHAT DO THE PROPOSALS REGARDING ADOPTION OF STANDARD INVESTMENT LIMITATIONS IMPLY FOR EQUITY GROWTH FUND?
A. The purpose of proposals 17 through 24 is to revise several of Equity Growth Fund's investment limitations to conform to limitations which are standard for similar types of funds managed by FMR. It is not anticipated that these proposals will substantially affect the way the fund is currently managed.
Q. THE PROXY SAYS THAT THE FUNDS' BOARD OF TRUSTEES HAS APPROVED THESE CHANGES. WHAT ROLE DOES THE BOARD PLAY?
A. The trustees continue to oversee the investment policies of the funds. Members of the Board are fiduciaries and have an obligation to serve the best interests of the funds' shareholders, including policy changes such as those proposed for these funds.
Q. HOW DO I VOTE MY SHARES?
A. You can vote your shares by completing and signing the enclosed proxy card(s), and mailing them in the enclosed postage paid envelope. If you need any assistance, or have any questions regarding the proposals or how to vote your shares, please call Fidelity Client Services at 800-522-7297.




























ADVI-PXL-0597